Exhibit 4.1

Execution Copy

AXA EQUITABLE HOLDINGS, INC.,

AXA FINANCIAL, INC.,

and

The Bank of New York Mellon Trust Company, N.A.,
as Trustee,

FIFTH SUPPLEMENTAL INDENTURE
dated as of October 1, 2018

to

INDENTURE
dated as of December 1, 1993

between

AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) and
The Bank of New York Mellon Trust Company, N.A. (successor to Chemical Bank), as Trustee

FIFTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2018 (this “Supplemental Indenture”), among AXA equitable holdings, inc., a Delaware corporation (the “Successor Company”), AXA FINANCIAL, INC., a Delaware corporation (the “Predecessor Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, (as ultimate successor to Chemical Bank) as trustee (the “Trustee”), to the INDENTURE, dated as of December 1, 1993 (as heretofore amended or supplemented, the “Indenture”), between the Predecessor Company and the Trustee.

Recitals:

WHEREAS, the Predecessor Company (formerly known as The Equitable Companies Incorporated) and the Trustee are parties to the Indenture, pursuant to which the Predecessor Company issued, inter alia, a series of its Securities (as defined in the Indenture) in the aggregate principal amount of $350,000,000 and designated as its 7% Senior Debentures due 2028, which Securities are the only Securities outstanding under the Indenture on the date hereof;

WHEREAS, the Predecessor Company proposes to merge with and into the Successor Company, with the Successor Company being the surviving corporation (the “Merger”);

WHEREAS, Section 7.1 of the Indenture provides, inter alia, that the Company shall not consolidate or merge with or into any Person unless such Person assumes by supplemental indenture all the obligations of the Company under the Securities and the Indenture;

WHEREAS, this Supplemental Indenture is being executed and delivered pursuant to Section 7.1 of the Indenture as a condition under the Indenture to the Merger;

WHEREAS, pursuant to Section 8.1 of the Indenture, the Trustee, the Predecessor Company and the Successor Company, when authorized by Board Resolutions, are authorized to execute and deliver this Supplemental Indenture without the consent of any Holders;

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable agreement of the Predecessor Company and the Successor Company in accordance with its terms have been satisfied; and the execution and delivery of this Supplemental Indenture has been duly authorized by the Predecessor Company and the Successor Company in all respects;

WHEREAS, each of the Predecessor Company and the Successor Company has requested, and hereby requests, that the Trustee join with the Predecessor Company and the Successor Company in the execution and delivery of this Supplemental Indenture; and

WHEREAS, all conditions precedent provided for in the Indenture relating to this Supplemental Indenture have been complied with;

NOW, THEREFORE, in consideration of the promises and other agreements herein contained, the parties hereto hereby agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

Section 1.1.Terms Generally.  Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Indenture.

ARTICLE II

Assumption of Obligations

Section 2.1.Assumption of Payment and Other Covenants.  The Successor Company hereby assumes all the obligations of the Company under the Securities and the Indenture, including without limitation the due and punctual payment of the principal of, premium, if any, and interest together with additional amounts, if any, on all the Securities and the performance of every other covenant of the Indenture on the part of the Company to be performed or observed.

ARTICLE III

Miscellaneous

Section 3.1.Effective Date.  This Supplemental Indenture shall be effective as of the date hereof.

Section 3.2.Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture, and each Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3.Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.4.Trustee Makes No Representation.  The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture.  The recitals contained herein shall be taken as the statements of the Predecessor Company and the Successor Company and the Trustee assumes no responsibility for their correctness.

Section 3.5.Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 3.6.Separability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.7.Counterparts.  This Supplemental Indenture may be executed in counterparts of the parties hereof, and each such counterpart shall be considered an original and all such counterparts shall constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Section 3.8.Section Headings.  The headings of Articles and Sections contained in this Supplemental Indenture are provided for convenience only.  They form no part of this Supplemental Indenture and shall not affect its construction or interpretation.

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IN WITNESS WHEREOF, the parties hereto have executed this Fifth Supplemental Indenture all as of the day and year first above mentioned.

AXA EQUITABLE HOLDINGS, INC.

By:	/s/ Robin M. Raju
Name:	Robin M. Raju
Title:	Senior Vice President and Treasurer

AXA FINANCIAL, INC.

By:	/s/ Yun Zhang
Name:	Yun Zhang
Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President